UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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HERMAN MILLER, INC.
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September 22, 2017
Herman Miller, Inc.
Annual Meeting of Shareholders to be held on October 9, 2017
Supplemental Information Regarding Proposal #3 - Proposal to Approve the Fourth Amendment to the Herman Miller, Inc. 2011 Long-Term Incentive Plan

On July 17, 2017, our Board adopted an amendment to the Herman Miller, Inc. 2011 Long-Term Incentive Plan, subject to shareholder approval (the "Amendment"). The purpose of the Amendment is to make an additional 2,000,000 shares available for issuance under the Plan. Proposal #3 in our August 29, 2017 proxy statement for our October 9, 2017 Annual Meeting seeks shareholder approval of the Amendment.

This Supplement provides additional information regarding those eligible to participate in the Plan. The Plan authorizes awards to employees of the Company or its subsidiaries as well as consultants to the Company or its subsidiaries and to members of the Board of Directors of the Company. A person who is only a member of the board of directors of a subsidiary of the Company is not eligible. No other persons are eligible to participate in the Plan.

As of August 11, 2017, the number of employees eligible to participate was approximately 7,500. When it selects employees who will receive awards under the Plan, the Committee that administers the Plan is to consider the nature of the services rendered by such employees, their present and potential contribution to the Company's success and the success of the particular subsidiary or division of the Company by which they are employed, and such other factors as the Committee in its discretion shall deem relevant.

As of August 11, 2017, the number of consultants eligible to participate in the Plan was approximately 5. The Committee that administers the Plan selects those consultants who will receive awards under the Plan, and the Plan does not specify any additional basis on which consultants may receive awards.

As of August 11, 2017, we had 11 non-employee directors, all of whom were eligible to participate in the Plan. Based upon recommendations of the Company’s Board of Directors or a committee of the Board, the Committee that administers the Plan selects those Directors who will receive awards under the Plan, and the Plan does not specify any additional basis on which Directors may receive awards.
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT.

Please read the complete proxy statement before you make a voting decision on this Item. Even if you have already voted, you can change your vote at any time before the Annual Meeting as described in more detail in the proxy statement.